Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners, L.P. Reports First Quarter 2018 Results

HOUSTON, May 9, 2018 – Enbridge Energy Partners, L.P. (NYSE: EEP) (EEP or the Partnership) today reported first quarter 2018 financial results and provided a quarterly business update. EEP reported net income of $172 million, including net income from controlling interests of $74 million, for the first quarter ended March 31, 2018, with earnings per limited partner unit of $0.15. The first quarter results included non-recurring special items of $44 million, which increased earnings per limited partner unit by $0.10.

FIRST QUARTER HIGHLIGHTS

•	Solid quarter supported by strong Lakehead and North Dakota System volumes

•
Line 3 Replacement Project construction well underway in Canada and complete in Wisconsin; Minnesota Public Utilities Commission (MPUC) permit decisions expected in the second quarter of 2018; Administrative Law Judge (ALJ) confirms need for project but recommends alternative route

•	Announced quarterly distribution of $0.35 per unit, or $1.40 on an annualized basis, for the quarter ended March 31, 2018

First quarter 2018 cash provided by operating activities of $322 million, compared with $234 million in the first quarter 2017. Distributable cash flow (DCF) was $212 million, compared with $198 million in the prior year quarter. EEP's coverage ratio was 1.30x as declared in the first quarter 2018 and 1.24x as declared in the first quarter 2017.

For the quarter, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $430 million, compared with $414 million in the prior year quarter. Adjusted net income from controlling interests was $118 million for the quarter, or $0.25 earnings per limited partner unit, compared with $69 million, or $0.16 earnings per limited partner unit in the prior year quarter. Net income from controlling interests was $74 million for the quarter, or $0.15 earnings per limited partner unit, compared with $65 million, or $0.15 earnings per limited partner unit in the prior year quarter.

PRESIDENT'S COMMENT

"First quarter 2018 results are solid and in line with our expectations,” commented Mark Maki, President of the Partnership. “Volumes remained strong on both the Lakehead and North Dakota Systems as we continue to focus on maximizing throughput and operating efficiencies as a means to enhance unitholder value.

"Turning to significant events since last quarter, the Partnership has been materially affected by the complete shift in the Federal Energy Regulatory Commission’s (FERC) long-standing policy on income tax allowances for Master Limited Partnerships (MLPs). The Partnership has taken action to request reconsideration by FERC on this new policy with an objective to see the restoration of the income tax allowance for MLPs. At the same time, we are evaluating options within our control to mitigate the negative impact of the policy change for EEP. "

FERC ACTIONS

In March, the FERC changed its long-standing policy on the treatment of income tax amounts included in the rates of pipelines and other entities subject to cost of service rate regulation within a MLP. FERC revised a policy in place since 2005 to no longer permit entities organized as MLPs to recover an income tax allowance in their cost of service rates. The change in FERC’s policy has had a negative impact on the MLP sector. EEP, along with other MLPs and trade associations, filed comments to request clarification, reconsideration and rehearing of FERC’s Revised Policy Statement in April and expects to file comments in response to the Notice of Inquiry later this month.

As previously disclosed, the 2018 financial impact to EEP from the combination of US Tax Reform and FERC policy actions is expected to be a $125 million reduction to distributable cash flow (DCF), net of noncontrolling interests, and exclusive of a payback of accumulated deferred income taxes. While many uncertainties remain in regard to the implementation of the recent FERC actions, we continue to evaluate options to mitigate the negative impact of this policy change.

PROJECT EXECUTION

The U.S. Line 3 Replacement Program (U.S. L3R Program), along with the Canadian Line 3 Replacement Program, will support the safety and operational reliability of the mainline system, enhance system flexibility, and allow EEP to optimize throughput on the mainline.

Construction on the Wisconsin portion of the U.S. L3R Program commenced in late June 2017, was mechanically completed in February 2018 and is expected to be commissioned in May 2018.

On April 23, 2018, an ALJ issued Findings of Fact, Conclusions of Law and Recommendation (the ALJ Report) to the MPUC in connection with the Partnership's applications for a Certificate and Route Permit. The ALJ recommended that the MPUC grant the Partnership's application for a Certificate, but only if the MPUC also selects a route that would require in-trench replacement of the existing Line 3, which is not the Partnership's preferred route.The ALJ's recommendation is not binding on the MPUC. The MPUC is expected to issue a ruling in the Certificate and Route Permit dockets late in the second quarter of 2018. EEP intends to continue its efforts to secure MPUC approval for its preferred route. On May 9, 2018, EEP filed its exceptions to the ALJ Report with the MPUC. EEP set out proposed revisions to the ALJ’s summary of the evidentiary record, as well as its points of disagreement with the ALJ's conclusions and route recommendation.

SEGMENT RESULTS

For purposes of evaluating performance of the Partnership, the Partnership makes adjustments for unusual, non-recurring or non-operating factors to reported earnings, segment EBITDA, and cash flow provided by operating activities, as it allows Management and its investors to more accurately compare the Partnership's performance across periods and the factors being adjusted for are not indicative of the underlying performance and cash flows of the business. Schedules reconciling adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per common share and distributable cash flow to their closest GAAP equivalent are available as an Appendix to this news release.

Liquids

First quarter adjusted EBITDA increased by $36 million over the comparable period in 2017 primarily due to the following items:

•
Higher EBITDA from the Lakehead System resulting from the timing of operating expenses, and the net effect of recognizing the Return on Equity (ROE) component of revenue under-collection in 2017, partially offset by the lower tax rate pursuant to United States Tax Reform, which decreased revenue collected in our rates

•	EBITDA from the Partnership's interest in the Bakken Pipeline System, which was placed into service in June 2017

•
Higher EBITDA from the Mid-Continent System resulting from higher storage revenue and lower operating costs at the Cushing Storage Terminal, partially offset by lower transportation revenues due to the sale of the Ozark Pipeline on March 1, 2017

First quarter adjusted EBITDA excludes a $35 million special item in relation to an impairment charge on the Partnership portion of Line 10, a component of the Lakehead System located in the state of New York, resulting from the classification as held for sale.

Other

Other primarily reflects the results of the Midcoast gas gathering and processing assets. This business was sold in the second quarter of 2017. Remaining amounts in Other represent unallocated corporate costs.

CONFERENCE CALL DETAILS

The Partnership will host a joint conference call and webcast at 9:00 a.m. Eastern Time (7 a.m. Mountain Time) on May 10, 2018, with Enbridge Inc. (TSX: ENB) (NYSE: ENB), Enbridge Income Fund Holdings Inc. (TSX: ENF), and Spectra Energy Partners, LP (NYSE: SEP) to provide an enterprise wide business update and review 2018 first quarter results. Analysts, members of the media and other interested parties can access the call toll free at (877) 930-8043 or outside North America at (253) 336-7522 using the access code of 4849907#. The call will be audio webcast live at https://edge.media-server.com/m6/p/6pm7mqpf. A webcast replay and podcast will be available approximately two hours after the conclusion of the event and a transcript will be posted to the website within approximately 24 hours. An audio replay will be available for seven days after the call toll free at (855) 859-2056 or outside North America at (404) 537-3406 using the replay passcode 4849907#.

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements, which are statements that frequently use words such as "anticipate," "believe," "consider," "continue," "could," "estimate," "evaluate," "expect," "explore," "forecast," "intend," "may," "opportunity," "plan," "position," "projection," "should," "strategy," "target," "will" and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Any forward-looking statement made by the Partnership in this release speaks only as of the date on which it is made, and the Partnership undertakes no obligation to publicly update any forward-looking statement. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) the effectiveness of the various actions the Partnership have taken resulting from its strategic review process; (2) changes in the demand for the supply of, forecast data for, and price trends related to crude oil and liquid petroleum, including the rate of development of the Alberta Oil Sands; (3) the Partnership’s ability to successfully complete and finance expansion projects; (4) the effects of competition, in particular, by other pipeline systems; (5) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom it sell products; (6) hazards and operating risks that may not be covered fully by insurance; (7) any fines, penalties and injunctive relief assessed in connection with any crude oil release; (8) state or federal legislative and regulatory initiatives or actions that affect cost and investment recovery or that have an effect on rate structure, or other changes in or challenges to the Partnership’s tariff rates; (9) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (10) permitting at federal, state and local level or renewals of rights of way. Any statements regarding sponsor expectations or intentions are based on information communicated to the Partnership by Enbridge Inc., but there can be no assurance that these expectations or intentions will not change in the future.

Except to the extent required by law, we assume no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its most recently filed 2017 Annual Report on Form 10-K dated February 16, 2018 and current reports on Form 8-K for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s website (www.sec.gov) and at the Partnership’s website.

ABOUT ENBRIDGE ENERGY PARTNERS, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system's deliveries to refining centers and connected carriers in the United States account for approximately 25 percent of total U.S. oil imports. Enbridge Energy Partners, L.P. is traded on the New York Stock Exchange under the symbol EEP; information about the Partnership is available on its website at www.enbridgepartners.com.

ABOUT ENBRIDGE ENERGY MANAGEMENT, L.L.C.

Enbridge Energy Management, L.L.C. manages the business and affairs of the Partnership, and its sole asset is an approximate 20 percent limited partner interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, Canada (NYSE: ENB) (TSX: ENB) is the General Partner of the Partnership and holds an approximate 35 percent interest in the Partnership. Enbridge Management is the delegate of the General Partner of the Partnership.

FOR FURTHER INFORMATION PLEASE CONTACT:

Enbridge Energy Partners, L.P.

Media	Investment Community
Michael Barnes	Roni Cappadonna
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: michael.barnes@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

Reconciliations of forward looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges with estimating some of the items, particularly with estimating non-cash unrealized derivative fair value losses and gains, which are subject to market variability and therefore a reconciliation is not available without unreasonable effort.

Adjusted Net Income and Segment Adjusted EBITDA

Adjusted net income for the Partnership and adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) for the principal business segment are provided to illustrate trends in income excluding non-cash unrealized derivative fair value losses and gains and other items that Management believes are not indicative of the Partnership’s core operating results. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA is used as a supplemental financial measurement to manage the performance of the entity. Distributable cash flow is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliations of net income to adjusted EBITDA and net cash provided by operating activities to distributable cash flow are provided because adjusted EBITDA and distributable cash flow are not financial measures recognized under generally accepted accounting principles in the United States.

APPENDIX A
FINANCIAL RESULTS

EEP reported financial results for the three months ended March 31, 2018, compared to the same period in 2017, as summarized in the tables below:

	Three months ended March 31,
	2018	2017
(unaudited; in millions, except per unit amounts)
Net income(1)	$74	$65
Net income per unit (basic and diluted)	$0.15	$0.15
Operating Cash Flow	$322	$234
Adjusted EBITDA(2)	$430	$414
Distributable Cash Flow	$212	$198
Distribution Coverage Ratio (as declared)	1.30	1.24
Adjusted net income(1)	$118	$69
Adjusted net income per unit (basic and diluted)	$0.25	$0.16

(1)	Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.

(2)	Includes noncontrolling interests

	Three months ended March 31,

	2018	2017
(unaudited; in millions, except per unit amounts)
Operating revenues	$592	$605
Operating expenses:
Operating and administrative	133	164
Power	77	74
Depreciation and amortization	110	109
Impairment of long-lived asset	35	—
Gain on sale of assets	—	(11)
Operating income	237	269
Interest expense, net	104	99
Allowance for equity used during construction	16	10
Income from equity investment in joint venture	23	—
Income from continuing operations before income taxes	172	180
Income tax expense	—	(1)
Income from continuing operations	172	179
Loss from discontinued operations, net of taxes	—	(22)
Net income	172	157
Noncontrolling interests	(98)	(68)
Series 1 preferred unit distributions	—	(23)
Accretion of discount on Series 1 preferred units	—	(1)
Net income - controlling interests	74	65
Net income allocable to common units and i-units:
Income from continuing operations	62	68
Loss from discontinued operations	—	(14)
Net income allocable to common units and i-units	$62	$54
Net income per common unit and i-unit (basic and diluted):
Income from continuing operations	$0.15	$0.19
Loss from discontinued operations	—	(0.04)
Net income per common unit and i-unit	$0.15	$0.15
Weighted average common units and i-units (basic and diluted)	425	353

APPENDIX B
SEGMENT RESULTS

EEP reported segment results for the three months ended March 31, 2018, compared to the same period in 2017, as summarized in the tables below:

	Three months ended March 31,

	2018	2017
(unaudited; in millions)
Lakehead	$321	$351
Mid-Continent	16	14
Bakken Assets	52	26
Total Liquids EBITDA	$389	$391
Other	(3)	(3)
Net income	$74	$65

	Three months ended March 31,

	2018	2017
(unaudited; in millions)
Lakehead	$363	$352
Mid-Continent	16	14
Bakken Assets	53	30
Total Liquids Adjusted EBITDA	$432	$396
Other(1)	(2)	18
Total Adjusted EBITDA	$430	$414

(1)	Includes the adjusted results of our disposed Natural Gas segment for the comparative period.

	Three months ended March 31,

Liquids Systems Volumes	2018	2017
(thousand barrels per day)
Lakehead System:
United States	2,078	2,057
Canada	688	691
Total Lakehead System delivery volumes	2,766	2,748
Mid-Continent System delivery volumes	—	145
Bakken Assets:
North Dakota System to Clearbrook	215	203
Bakken System to Cromer(1)	44	131
Total Bakken Assets delivery volumes	259	334
Total Liquids segment delivery volumes	3,025	3,227

(1)	Lower spot volumes on the Bakken Pipeline a component of the Bakken Assets that delivers volumes into Cromer, Manitoba.

APPENDIX C
NON-GAAP RECONCILATION EARNINGS TO DISTRIBUTABLE CASH FLOW

	Three months ended March 31,

	2018	2017
(unaudited; in millions)
Net income - controlling interests	$74	$65
Noncash derivative fair value (gains) losses:
-Liquids	2	(2)
-Natural Gas (included in Discontinued Operations)	—	(4)
-Other	—	1
Accretion of discount on Series 1 preferred units	—	1
Sandpiper Project wind down costs	—	3
Severance costs	1	5
Impairment of long-lived asset	35	—
Integration costs	6	—
Adjusted net income	$118	$69
Series 1 preferred unit distributions	—	23
Net income attributable to noncontrolling interests	98	68
Depreciation and amortization	110	109
Interest expense, net	104	99
Income tax expense	—	1
Interest expense, income tax expense, and depreciation and amortization - discontinued operations	—	45
Adjusted EBITDA	$430	$414
Net income attributable to noncontrolling interests	(109)	(97)
Interest expense, net(1)(2)	(96)	(100)
Income tax expense (benefit)	—	(2)
Distributions in excess of equity earnings, net of NCI	7	1
Maintenance capital expenditures	(5)	(9)
Allowance for equity used during construction(3)	(16)	(10)
Other	1	1
DCF	$212	$198

(1)	Excludes $7 million and $7 million of amortization related to pre-issuance interest swaps for the three months ended March 31, 2018 and 2017, respectively.

(2)	Excludes $1 million of amortization related debt issuance costs for the three months ended March 31, 2018 beginning Q1 2018.

(3)	Distributable cash flow excludes allowance for equity used during construction beginning Q1 2017.

APPENDIX D
NON-GAAP RECONCILIATION REPORTED TO ADJUSTED NET INCOME PER COMMON UNIT AND I-UNIT

	Three months ended March 31,

	2018	2017
(unaudited)
Net income per common unit and i-unit (basic and diluted)	$0.15	$0.15
Noncash derivative fair value (gains) losses:
-Liquids	0.01	(0.01)
-Natural Gas (included in Discontinued Operations)	—	(0.01)
Sandpiper Project wind down costs	—	0.01
Severance costs	0.01	0.02
Impairment of long-lived asset	0.06	—
Integration costs	0.02	—
Adjusted net income per common unit and i-unit (basic and diluted)	$0.25	$0.16
Weighted average common units and i-units outstanding	425	353

APPENDIX E
NON-GAAP RECONCILIATION LIQUIDS REPORTED EBITDA TO ADJUSTED EBITDA

	Three months ended March 31,

	2018	2017
(unaudited; in millions)
EBITDA	$389	$391
Noncash derivative fair value (gains) losses:	2	(2)
Sandpiper Project wind down costs	—	3
Severance costs	—	4
Integration costs	6	—
Impairment of long-lived asset	35	—
Adjusted EBITDA	$432	$396

APPENDIX F
NON-GAAP RECONCILIATION - OPERATING CASH FLOW TO DISTRIBUTABE CASH FLOW

	Three months ended March 31,

	2018	2017
(unaudited; in millions)
Total net cash provided by operating activities	$322	$234
Changes in operating assets and liabilities, net of cash acquired	(28)	53
Equity earnings from investment in joint venture	23	—
Distributions in excess of equity earnings, net of NCI	7	1
Maintenance capital expenditures	(5)	(9)
Noncontrolling interests	(109)	(97)
Gain on sale of assets	—	11
Severance costs	1	5
Integration costs	6	—
Other	(5)	—
Distributable cash flow(1)	$212	$198

(1)	Distributable cash flow excludes allowance for equity used during construction beginning Q1 2017.